FOR IMMEDIATE RELEASE

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

301-795-1877

BurrowsR@ebsi.com

Media Contact:

Tracey Schmitt

Vice President, Corporate Communications

301-795-1800

SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR FULL YEAR 2008

•	2008 total revenues of $178.6 million and net income of $20.7 million, or $0.69 per share, representing seventh consecutive year of profitability
•	December 31, 2008 cash and cash equivalents of $91.5 million
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2009 financial guidance, excluding potential contribution of rPA contract with HHS, anticipates revenue growth of 25% to 35% to approximately $225 to $240 million and net income in excess of $20 million

ROCKVILLE, MD, March 5, 2009—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the fourth quarter and full year ended December 31, 2008.

For the full year 2008, total revenues were $178.6 million, in line with the anticipated $179 million as announced earlier this year, and net income was $20.7 million, or $0.69 per share, which was above the anticipated $18 to $20 million announced earlier this year. The 2008 performance was primarily driven by sales of BioThrax® (Anthrax Vaccine Adsorbed), the company’s FDA licensed vaccine for the prevention of anthrax, offset somewhat by a lower level of contracts and grants revenue. For the full year 2007, total revenues were $182.9 million and net income was $22.9 million, or $0.79 per share.

For the fourth quarter 2008, total revenues were $35.8 million as compared to $89.6 million in 2007, and net income was $1.5 million, or $0.05 per share, as compared to net income of $27.7 million, or $0.93 per share in 2007.

R. Don Elsey, chief financial officer of Emergent BioSolutions, stated, “Our net income for 2008 exceeded the $18 to $20 million we projected on January 9, 2009. Importantly, our total revenues for 2008 were impacted by the three BioThrax® lots, representing over $12 million of additional product sales, whose delivery to HHS was delayed from the fourth quarter. Such an event is further evidence that our revenues fluctuate quarter to quarter based on the timing of deliveries of BioThrax® to HHS. Looking ahead, our business remains strong and we are confident about the prospects for growth in 2009. We currently anticipate 2009 total revenues of $225 to $240 million and continued profitability. Additionally, we are optimistic about a substantial rPA development and procurement contract award, expected to exceed $500 million, after which we would update our 2009 guidance. Finally, and consistent with our strategy for growth, we are actively pursuing acquisition opportunities that would complement our product pipeline.”

2008 Key Operational Accomplishments

•	Signed a multi-year follow on contract with HHS for 14.5 million additional doses of BioThrax® valued at up to $405 million, providing revenue visibility through 3Q 2011;
•	Received FDA approval for a BioThrax® license change providing for an IM route of administration and a reduction to a five-dose schedule over 18 months;
•	Acquired an advanced recombinant protective antigen (rPA) anthrax vaccine candidate;
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Submitted a proposal in response to the HHS RFP to procure up to 25 million doses of an rPA vaccine for the SNS, for which we are in current negotiations for a contract and are optimistic about an award shortly;

•	Acquired an anthrax monoclonal antibody therapeutic candidate;
•	Secured up to $58.5 million of government development contracts and grants to fund future work on selected anthrax and botulism product candidates;
•	Formed a joint venture with the University of Oxford to develop an advanced tuberculosis vaccine, with a clinical trial financed primarily by Wellcome Trust and Aeras Global TB Vaccine Foundation;
•	Completed a Phase IIa clinical study of TyphellaTM, the company’s single dose, oral typhoid vaccine candidate, in Vietnam, and reported it was both immunogenic and well-tolerated; and
•	Initiated a Phase IIb clinical trial of TyphellaTM in healthy patients in the U.S., which is nearing completion.

2008 Key Financial Results

Product Sales

For 2008, product sales were $169.1 million, a decrease of $675,000, or less than one percent, as compared to $169.8 million in 2007. The decrease was primarily due to a 16 percent decline in the number of doses of BioThrax® delivered, offset by an 18 percent increase in the average sales price per dose. Product sales in 2008 consisted of BioThrax® sales to HHS of $167.6 million and aggregate international and other sales of $1.5 million. Product sales in 2007 consisted of BioThrax® sales to HHS of $141.6 million, sales to the DoD of $26.2 million and aggregate international and other sales of $2.0 million.

Contracts and Grants Revenues

For 2008, contracts and grant revenue was $9.4 million, a decrease of $3.7 million, or 28 percent, from $13.1 million in 2007. Contracts and grants revenue for 2008 consisted of $4.4 million from our meningitis B collaboration with Sanofi Pasteur, a majority of which represents an acceleration of recognition of deferred revenue upon the conclusion of the collaboration, $3.2 million from NIAID and other governmental agencies, and $1.8 million from the sale of Pertussis-related technology and materials.

Cost of Product Sales

For 2008, cost of product sales was $34.1 million, a decrease of $6.2 million, or 15 percent, from $40.3 million for 2007. The decrease was attributable to the decline in the number of doses of BioThrax® delivered.

Research and Development

For 2008, research and development expenses were $59.5 million, an increase of $5.5 million, or 10 percent, from $54.0 million in 2007. The increase reflects additional personnel and contract service costs, and includes increased expenses of $1.6 million on product candidates that are categorized in the biodefense segment, $3.5 million on product candidates categorized in the commercial segment, and $436,000 in other research and development expenses, which are in support of technology platforms and central research and development activities.

Selling, General and Administrative

For 2008, selling, general and administrative expenses were $55.1 million, a decrease of $479,000, or 1 percent, from $55.6 million in 2007. The decrease was driven by $2.1 million representing reimbursement from the company’s insurance company and an invoice to the U.S. Department of Defense for legal fees associated with now completed product liability litigation, partially offset by an increase of approximately $1.8 million in our headquarters and staff organization to support the overall growth of our business.

Financial Condition and Liquidity

Cash and cash equivalents at December 31, 2008 was $91.5 million compared to $105.7 million at December 31, 2007. The net decrease of $14.2 million in cash and cash equivalents resulted primarily from net cash provided by operating activities of $7.6 million and financing activities of $9.0 million, offset by net cash used in investing activities of $30.8 million.

2009 Financial Outlook

For 2009, the company is forecasting 25% to 35% growth in total revenue to approximately $225 to $240 million. The company also anticipates 2009 net income in excess of $20 million. Forecasts for both revenue and net income exclude the potential contribution of the pending contract award from HHS related to the development and procurement of an rPA vaccine. The company is optimistic about an award for rPA shortly, upon which the company would update its 2009 guidance.

Current 2009 revenue guidance is expected to be driven by the following:

•	the completion of deliveries of BioThrax® under the company’s 2007 contract with HHS, valued at up to $448 million, to deliver 18.75 million doses through 3Q 2009;
•	the initiation of deliveries of BioThrax® under a follow-on, multi-year contract with HHS, valued at up to $405 million, to deliver 14.5 million doses through 3Q 2011;
•	a price premium for BioThrax® in the event of FDA approval of the company’s pending application for 4-year expiry dating;
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the performance of work in 2009 under existing development contracts with the U.S. government; these multi-year contracts, with an aggregate value of up to $72 million, support the development of the company’s anthrax immune globulin therapeutic, advanced BioThrax® vaccine, anthrax monoclonal antibody therapeutic and recombinant botulinum vaccine; and

•	additional sales of BioThrax® to allied foreign governments.

Conference Call and Webcast

Company management will host a conference call at 5:00 pm Eastern on March 5, 2009 to discuss these financial results, recent business developments and the outlook for 2009. The conference call will be accessible by dialing 888/679-8037 or 617/213-4849 (international) and providing passcode 51068666. A webcast of the conference call will be accessible from the Company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately one hour following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 53418383. The replay will be available through March 19. The webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.

Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and immune-related therapeutics that assist the body’s immune system to prevent or treat disease. Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection. Emergent’s development pipeline includes programs focused on anthrax, botulism, typhoid, tuberculosis, hepatitis B and chlamydia. Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, our expected revenue growth and net earnings for 2009, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including our ability to obtain new BioThrax® sales contracts with the U.S. government; our plans for future sales of BioThrax®; our plans to pursue label expansions and improvements for BioThrax®; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property portfolio; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow